Exhibit 23.2



INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-6867 of DEVELOPED TECHNOLOGY RESOURCE, INC. on Form S-8 of our report dated January 2, 1997, appearing in this Annual Report on Form 10-KSB of DEVELOPED TECHNOLOGY RESOURCE, INC. for the year ended October 31, 1997.

/s/ LURIE, BESIKOF, LAPIDUS & CO., LLP

Minneapolis, Minnesota
March 20, 1998